Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

August 6, 2021

FREYR Battery

412F, route d’Esch, L-2086 Luxembourg

Grand Duchy of Luxembourg

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by FREYR Battery (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the (i) offer and resale of 118,968,753 ordinary shares of the Company (the “Shares”) to be sold by selling securityholders named in the Registration Statement, (ii) offer and resale of 10,250,000 warrants exercisable for ordinary shares of the Company (the “Warrants”) and (iii) offer, sale and resale of 10,250,000 ordinary shares of the Company underlying warrants exercisable for ordinary shares of the Company (the “Warrant Shares”).

The Warrants offered pursuant to the Registration Statement include (i) an aggregate of 8,750,000 private placement warrants for the purchase of Shares to be sold by the selling securityholders named in the Registration Statement (the “Private Warrants”), and (ii) an aggregate of 1,500,000 working capital warrants for the purchase of Shares to be sold by the selling securityholders named in the Registration Statement (the “Working Capital Warrants”).

We are acting as United States counsel for the Company in connection with the registration of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In rendering the opinion stated herein, we have examined and relied upon the following: (i) the form of Warrant Certificate (included as Exhibit A to the Warrant Agreement (defined below)) (the “Warrant Certificate”) and (ii) the agreed form of the Amended and Restated Warrant Agreement between the Company, Alussa Energy Acquisition Corp. and Continental Stock Transfer & Trust Company (“CST”), as warrant agent (the “Warrant Agreement”), filed as Exhibit 4.1 to the Registration Statement, and (iii) the opinion of Arendt & Medernach SA, being filed as an exhibit to the Registration Statement, that all necessary corporate action on the part of the Company has been taken under the laws of Luxembourg to authorize the issuance the Shares, the Warrants, and the Warrant Shares.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have assumed the due authorization, execution and delivery by CST of the Warrant Agreement and that the Warrant Agreement constitutes the valid and binding obligation of CST, enforceable against CST in accordance with its terms. We have assumed that the choice of New York Law to govern the Warrant Agreement is a valid and legal provision. We have also assumed the conformity of the documents filed with the Commission via the

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Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the State of New York.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Private Placement Warrants and the Working Capital Warrants to be offered pursuant to the Registration Statement shall constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to equitable principles of general applicability.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation